Exhibit 5.9

Consent of Ross D. Hammett

Seabridge Gold Inc.

Registration Statement on Form F-10

I, Ross D. Hammett, PhD., P.Eng., consent to the following in connection with the Registration Statement on Form F-10 of Seabridge Gold Inc.(“Company”) dated December 23, 2022 (“Registration Statement”):

(i)	the quotation, inclusion or summary of those portions prepared by me, of the technical report entitled “KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study and Preliminary Economic Assessment, NI 43-101 Technical Report dated August 8, 2022 (“Technical Report”); and

(ii)	the use of and reference to my name;

in each case above, where used or incorporated by reference into the Registration Statement and exhibits thereto.

I hereby also confirm that:

1.	I have read the Registration Statement, and

2.	I have no reason to believe that there are any misrepresentations in the information contained in the Registration Statement that are derived from the parts of the Technical Report for which i am responsible or that are within my knowledge as a result of the services performed in connection with the Technical Report.

/s/ Ross D. Hammett
Ross D. Hammett, Ph.D., P.Eng.
Golder Associates Ltd.

December 23, 2022